SUB-ACCOUNTING AGREEMENT

This Agreement is entered into as of April 2nd, 2025 between THE UNITED STATES LIFE INSURANCE COMPANY IN THE CITY OF NEW YORK, (the “Sub-Accounting Agent”) and Invesco Investment Services, Inc. (“IIS”), acting for itself, except for Paragraph 4 wherein it is acting as agent for the Funds (hereinafter defined).

In exchange for a sub-accounting fee described in Paragraph 1 herein, Sub-Accounting Agent shall provide the sub-accounting services enumerated in Paragraph 2 herein to IIS for the benefit of shareholders of the registered investment companies for which IIS now or in the future acts as transfer agent, (the “Funds”). Such services shall be provided in connection with the purchase and redemption of shares of the Funds through one or more specified accounts in each Fund (individually, an “Account” and collectively, the “Accounts”), subject to the terms and conditions of this Agreement.

1.  SUB-ACCOUNTING FEE. IIS will pay a sub-accounting fee to Sub-Accounting Agent in the amount described in Schedule A hereto (the “Sub-Accounting Fee”). The Sub-Accounting Fee will be paid on the average daily net assets of plan participants accounts per Fund (excluding funds-of-funds) (each, a “Sub-Account”), per year, payable within 30 days following the receipt of the information required by IIS to complete the calculation of the invoice, listed in Schedule B of this agreement the (“Fee Information”). If the Fee Information is not complete or accurate, the fee payment may be delayed or in some circumstances not paid at all. Sub-Accounting Agent will provide the Fee Information within 15 days of calendar quarter end, and such information will be sent by electronic mail to “subaccounting@invesco.com”. IIS is not required to pay invoices for which the Fee Information is presented more than 60 days after the end of the calendar year. The Sub- Accounting Agent and IIS agree that the payment of any Sub-Accounting Fee is strictly for record keeping and/or administrative services only and not for legal, investment advisory or distribution services and will be made via the Automatic Clearing House (ACH) system, upon receipt of a completed Vendor ACH Direct Deposit Payment Application attached hereto in Schedule C. Amounts less than $500.00 are considered nominal and IIS is not obligated to make an individual payment for any amount thereunder.

2.  SUB-ACCOUNTING SERVICES. Sub-Accounting Agent shall provide to IIS, for the benefit of shareholders investing in the Funds through the Accounts, the services outlined in this section. Sub-Accounting Agent may delegate its obligation to provide such services under this Agreement to an affiliate, provided that (i) Sub-Accounting Agent notifies IIS immediately upon the delegation of any service; and (ii) such entity has all authorizations to perform the services delegated. Notwithstanding any such delegation, Sub-Accounting Agent shall remain responsible for the performance of such services.

A.  Record Keeping. Record keeping for Sub-Accounting Agent’s customers (each a retirement “Plan” or “Plans”) shall be the responsibility of the Sub-Accounting Agent. The Sub-Accounting Agent shall maintain one Account per Plan or one Account for all Plans, unless otherwise specifically agreed. IIS will recognize on the books of the Funds each of Sub-Accounting Agent’s Accounts as a single shareholder and as an unallocated account in the Funds, and will not maintain separate accounts for each of Sub-Accounting Agent’s Sub-Accounts.

B.  Maintenance of Records. Sub-Accounting Agent shall maintain and preserve all records as required by law to be maintained and preserved in connection with providing the sub-accounting services. Upon the request of IIS, Sub-Accounting Agent shall provide copies of all records relating to the Funds as may reasonably be requested to enable the Funds or their representatives to (i) respond to the directors/trustees requests for information; (ii) monitor and review the services provided under this agreement; or (iii) comply with any request of a governmental body or self-regulatory organization. Sub-Accounting Agent agrees that it will permit IIS and its affiliates, the Funds or their representatives to have reasonable access to its personnel and records in order to facilitate the monitoring of the quality of the services and to make an accurate determination of the number of Sub-Accounts being reimbursed. Sub-Accounting Agent and IIS will provide names and phone numbers of appropriate contacts as requested on Schedule D attached hereto in order to facilitate access to their personnel.

C.  Administrative Services. Sub-Accounting Agent shall assist Plan participants with any inquiries, transactions or requests in respect of the Funds which such Plan participants may have.

D.  Other Services. Sub-Accounting Agent shall provide other services to Plan participants beneficially owning Shares of the Funds as IIS or its affiliates may reasonably from time to time request.

3.  PRICING INFORMATION. Each Fund or its representatives will provide to Sub-Accounting Agent on each business day that the New York Stock Exchange is open for business (“Business Day”), the following: (i) net asset value information as of the close of trading (currently 4:00 p.m. Eastern Time) on the New York Stock Exchange or as at such later times at which a Fund’s net asset value is calculated as specified in such Fund’s prospectus (“Close of Trading”), (ii) dividend and capital gains information as it becomes available, and (iii) in the case of income Funds, the daily accrual or interest rate factor (mil rate). The Funds shall use their best efforts to provide such information to Sub-Accounting Agent by 6:00 p.m. Central Time on the same Business Day.

4.  ORDERS AND SETTLEMENT. Provided Sub-Accounting agent is a member of the National Securities Clearing Corporation (“NSCC”) and submits orders for purchases and/or redemptions of Shares of the Funds to IIS via the Defined Contribution Clearance System and/or FundServ, the parties agree to comply with the rules of the NSCC unless otherwise agreed in writing. Provided Sub-Accounting Agent does not submit orders to IIS using the NSCC, then the parties agree as follows: if Sub-Accounting Agent receives instructions in proper form from Sub-Accounting Agent’s Plan(s) and/or Sub-Accounts before the Close of Trading on a Business Day, Sub-Accounting Agent will process such instructions that same evening. No later than the next Business Day, Sub-Accounting Agent will transmit orders that identify all contribution purchases, all other purchases (i.e., exchanges, loan repayments) and all redemptions of Shares to IIS or its affiliate by 9:00 a.m. Central Time on that day and wire payment for net purchases by 2:00 p.m. Central Time. IIS or its affiliate will wire payment for net redemptions on the Business Day following the day the order is executed for the Accounts. IIS, pursuant to authority granted to it by the Funds, hereby appoints Sub-Accounting Agent as the Funds’ agent for the purposes of accepting orders for purchases and redemptions from its clients prior to the Close of Trading on a business day. Shares will be purchased and redeemed as of the Business Day on which Sub-Accounting Agent receives the instructions if before the Close of Trading on that day. Sub-Accounting Agent will record time and date of receipt of instructions and will, upon request, provide such instructions and other records relating to the services to IIS or its affiliate’s auditors. If Sub-Accounting Agent receives instructions in proper form after the Close of Trading on a Business Day, Sub-Accounting Agent will treat the instructions as if received on the next Business Day. In any instance where Sub-Accounting Agent utilizes a designee for the above mentioned, which designee is to be considered the Fund’s agent pursuant to the foregoing, Sub-Accounting Agent shall ensure by an agreement with such designee that such designee shall comply with the duties and responsibilities imposed upon Sub-Accounting Agent in this Agreement, to the extent applicable, as if they were the designee’s, including but not limited to the duties and responsibilities in this Section 4 and the rights to inspect books and records in Section 2(B). If Sub-Accounting Agent or its designee willfully or negligently processes trades in a manner other than described in this paragraph, such trade will be rejected and Sub-Accounting Agent will be responsible for all costs associated therewith; additionally, such action shall be considered a breach of this Agreement and IIS shall be entitled to immediately terminate this Agreement at its sole discretion.

5.  EXPENSES. Each party shall bear all its expenses incidental to the performance of its obligations under this Agreement.

6.  REPRESENTATIONS, WARRANTIES AND COVENANTS OF THE SUB-ACCOUNTING AGENT. The Sub-Accounting Agent hereby represent, warrant and agree as to the following:

A.  Excessive Short-Term Trading.

i)

Sub-Accounting Agent will comply with all applicable laws, rules and regulations of any governmental or regulatory body (as may be amended from time to time) as well as the terms of the applicable prospectus and Statement of Additional Information of each fund (collectively, “Prospectus”) with respect to excessive short-term trading;

ii)

Sub-Accounting Agent will use best efforts to assist IIS in identifying, deterring and removing individuals participating in or facilitating excessive short-term trading activities (as determined in IIS’s sole discretion), including but not limited to providing any relevant account information, facilitating access by IIS to records regarding beneficial owners of shares and allowing IIS to verify that adequate processes, procedures and controls are in place to accomplish the foregoing;

iii)	Sub-Accounting Agent will use best efforts to assist IIS in implementing policies and procedures relating to excessive short-term trading; and
iv)	Sub-Accounting Agent agrees to use best efforts to enforce any exchange limitations as required by the applicable Prospectus.

B.  Orders and Settlement.

Sub-Accounting Agent will facilitate any audit or review of its files and records undertaken by IIS pursuant to Section 2(B) hereof. Specifically if services have been delegated by Sub-Accounting Agent, the Sub-Accounting Agent will work with IIS to facilitate access to all files and records as if such files and records were their own.

C.  Redemption Fees.

Sub-Accounting Agent agrees to use best efforts to enforce redemption fees as required by the applicable Prospectus or IIS’ operational procedures as communicated to Sub-Accounting Agent from time to time.

D.  General.

i)	Sub-Accounting Agent agrees to use best efforts to assist IIS in facilitating shareholders’ rights, privileges and services required by the applicable Prospectus;
ii)

Sub-Accounting Agent will at all times ensure that a party other than IIS or any of its affiliates remains the Broker/Dealer of record or otherwise responsible for determinations of suitability and similar fiduciary duties with respect to all Fund shares serviced under this Agreement;

iii)	In the event Sub-Accounting Agent delegates its obligation to provide any services hereunder, it will ensure that such designee is aware of all representations, warranties and covenants hereunder; and
iv)	To the extent that Sub-Accounting Agent maintains third party agreements with Plans or Plan participants, Sub-Accounting Agent agrees that such arrangements will not contravene the terms of this Agreement or the terms of the applicable Prospectus.
v)

The parties hereto understand and agree that neither IIS nor its affiliates will provide, and Sub-Accounting Agent will not accept, any brokerage commissions for transactions in portfolio securities of the Funds or affiliates of the Funds (“Directed Brokerage”) that would in any way pay for, mitigate or offset any financial obligation that IIS has under this Agreement. Directed Brokerage would include any agreement or arrangement, whether explicit or implicit, and whether written or oral, in which Sub-Accounting Agent receives, in consideration for, or recognition of, the sale of Fund shares, support payments in the form of brokerage commissions, brokerage transactions (orders for the purchase or sale of Fund portfolio securities), mark-up or other quid pro quo-type arrangement, such as the purchase or sale of a security issued by Sub-Accounting Agent or its affiliates in recognition of Sub-Accounting Agent’s sale or promotion of Fund shares or client referrals.

vi)

Sub-Accounting Agent will provide applicable point of sale disclosure regarding all appropriate facts relating to this Agreement to all shareholders in compliance with all applicable laws, rules and regulations.

vii)	Sub-Accounting Agent is a properly formed corporation under state law, and, if not, Sub-Accounting Agent agrees to submit to IIS upon reasonable request a Form W-9 for tax purposes.
viii)	Sub-Accounting Agent will comply with all applicable laws, rules and regulations and will notify IIS immediately in writing if it fails to do so.

7.  REPRESENTATIONS WITH RESPECT TO IIS AND THE FUNDS. Without the prior written approval of IIS, Sub-Accounting Agent and its affiliates and agents shall not make representations concerning a Fund or its shares in any printed material to be distributed in any manner to any third party except: (1) those representations contained in the then current Prospectus of such Fund; (2) those representations contained in current sales literature furnished by IIS or its affiliates to Sub-Accounting Agent; and (3) those representations contained in publicly available databases such as those created by Standard & Poor’s and Morningstar.

8.  USE OF NAMES. Sub-Accounting Agent and its affiliates will not, without the prior written approval of IIS, make public references to Invesco Management Group Inc., its successors or assigns or any of its subsidiaries (“Invesco Management”), or to the Funds (collectively the “Fund Entities”). Any brochure or other communication to the public that mentions the Fund Entities shall be submitted to a compliance officer of IIS or its affiliate, for written approval prior to use by Sub-Accounting Agent or affiliates. Sub-Accounting Agent shall provide copies to IIS or its affiliate’s compliance officer of any of its regulatory filings that include any reference to the Fund Entities. If Sub-Accounting Agent or its affiliates should make unauthorized references or representations, Sub- Accounting Agent agrees to indemnify and hold harmless the Fund Entities from any claims, losses, expenses or liability arising in any way out of or connected in any way with such unauthorized references or representations. This requirement shall not apply to a simple list including the name of any Fund Entity. Furthermore, in all such circumstances, it is the sole responsibility of Sub- Accounting Agent to ensure that all references to Fund Entities are correct and current.

9.  INDEMNIFICATION. Each party hereto agrees to indemnify and hold harmless the other party and its affiliates (including the Funds in the case of IIS), employees, and agents (the “Indemnitees”) against any losses, claims, damages, liabilities or expenses to which an Indemnitee may become subject insofar as those losses, claims, damages, liabilities or expenses or actions in respect thereof, arise out of or are based upon (i) such party’s negligence or willful misconduct in carrying out its duties and responsibilities under this Agreement, or (ii) any breach by such party of any material provision of this Agreement. Such party will reimburse the Indemnitee for any legal or other expenses reasonably incurred, as incurred, by them in connection with investigating or defending such loss, claim or action. This indemnity agreement will be in addition to any liability which the party may otherwise have.

10.  CONFIDENTIALITY. The terms of this Agreement, including specifically the fee arrangements, shall remain confidential as between the parties.

11.  TERMINATION. Either party may terminate this Agreement upon sixty (60) days’ prior written notice to the other party at the address specified below. Notwithstanding the foregoing, IIS may cancel the Agreement immediately upon any breach or violation by Sub-Accounting Agent of any representation, warranty or covenant herein or any violation of any applicable law, rule, or regulation. Upon termination, the provisions of Paragraph 9 shall survive for a period thereafter until statues of limitations bar all claims that could be asserted thereunder.

12.  GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York applicable to agreements fully executed and to be performed therein.

13.  MODIFICATION. This Agreement may be modified or amended, and the terms of this Agreement may be waived, only by a writing signed by each of the parties. Schedule A hereto may be modified from time to time as evidenced by distribution by IIS of an amended Schedule A, effective upon receipt by Sub-Accounting Agent.

14.  ASSIGNMENT. This Agreement shall not be assigned by a party hereto, without the prior written consent of the other parties hereto, except that a party may assign this Agreement to an affiliate having the same ultimate ownership as the assigning party without such consent, and further provided, that such affiliate shall have the capability and resources, including without limitation financial resources and creditworthiness, to perform the party’s obligations hereunder, including without limitation, the settlement of orders, indemnification and the payment of fees.

15.  ENTIRE AGREEMENT. This Agreement, including the attachments hereto, constitutes the complete understanding and agreement of the parties relating to the subject matter hereof and supersedes and replaces all prior understandings and agreements relating to such subject matter. Additionally, this Agreement specifically supersedes and replaces any sub-accounting arrangement between Sub-Accounting Agent and A I M Distributors, Inc., INVESCO Funds Group, Inc. and/or their affiliates concerning the Funds.

IN WITNESS WHEREOF, the undersigned have executed this Agreement by their duly authorized officers as of the date first above written.

THE UNITED STATES LIFE INSURANCE	INVESCO INVESTMENT SERVICES, INC.
COMPANY IN THE CITY OF NEW YORK
(SUB-ACCOUNTING AGENT)
By:	By:

Print Name: Barbara Rayll	Print Name: Rhonda Dixon-Gunner

Title: Vice President, Business Case Development	Title: Global Head of Transfer Agency

Address: 2919 Allen Parkway Houston, TX 77019	Address: 11 Greenway Plaza

Suite 1000

Houston, TX 77046

SCHEDULE A

Fund	Fee

Invesco Balanced Risk Commodity Strategy Class R5	10bps

SCHEDULE B

IIS Account Number(s):

Fund Name(s) and Fund Number(s):

Number of Plan Participant(s) per Fund:

Fee Rate:

Market Value of Account(s) Being Invoiced by Fund Class:

Sub-Accounting Fee Amount by Fund:

Sample Format of Invoice Information – EXCEL SPREADSHEET ONLY

IIS Account Number	Fund Name	Fund Number	Number of Participants Per Fund	Fee Rate	Market Value of Account	Sub- Accounting Fee

0000000000	Charter A	1501	2,500.002		$10,000.00	$20.00

SCHEDULE C

Vendor ACH Direct Deposit Payment Application

Your Company Name

THE UNITED STATES LIFE INSURANCE COMPANY IN THE CITY OF NEW YORK (“USL”)

Corebridge Financial 2919 Allen Parkway Houston, TX 77019

March 18, 2025

To Whom It May Concern:

Banking details for vendor USL ACH payments:

Bank Name	BNY Mellon

Bank Phone number	(412) 236-3338

ABA routing number	021000018

Bank Account number	8901712795

Cambridge contact e-mail addresses:

vrsco.invoicing@corebridgefinancial.com

trading@corebridgefinancial.com

We agree that if IIS deposits or attempts to deposit funds into an incorrect bank account due to inaccurate bank account information provided by us, IIS is not required to disburse funds again to satisfy the obligation until IIS recovers the funds disbursed in its first payment attempt. We agree to assist IIS in recovering any Funds incorrectly disbursed in an attempt to pay for our services or products and agree to continue to provide the applicable services or products to IIS while the matter is under investigation. We agree to immediately notify IIS if we do not receive payment from IIS.

Print Name    Jin Han

Authorizing Signature #1

Title  Director of Trading Operations

Telephone number   _(832) 727-0575

Corebridge Financial represents AIG member companies—The Variable Annuity Life Insurance Company (VALIC) and its subsidiaries, VALIC Financial Advisors, Inc. (VFA) and VALIC Retirement Services Company (VRSCO). Securities offered through VFA member FINRA, SIPC and an SEC-registered investment advisor. Annuities issued by VALIC, Houston, TX. Variable annuities distributed by its affiliate, AIG Capital Services, Inc. (ACS), member FINRA. All companies are members of American International Group, Inc. (AIG).

SCHEDULE D

CONTACT INFORMATION

Invesco Transfer Agent/Operations Officer

Name:            Laura Stanley

Title:            Director

Phone Number (direct):   (713) 214-1101

Back up Contact:     George Bryant     Phone Number:     (713) 214-1522